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                                                                                                                        EXHIBIT 11.1
                                                       SOLA INTERNATIONAL INC.

                                                  COMPUTATION OF EARNINGS PER SHARE
                                                (in thousands, except per share data)
                                                             (unaudited)
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                                                                                        Fiscal Year     Fiscal Year      Fiscal Year
                                                                                           Ended           Ended            Ended
                                                                                          March 31,       March 31,        March 31,
                                                                                            1997            1996             1995
                                                                                          --------        --------         --------
Income before extraordinary item .................................................        $ 30,897        $ 34,588         $ 13,640
Extraordinary item, repurchase of senior subordinated notes
    (1995-write-off of debt issuance costs), net of tax ..........................            --              (912)          (3,915)
                                                                                          --------        --------         --------
Net income .......................................................................        $ 30,897        $ 33,676         $  9,725
                                                                                          ========        ========         ========
Weighted average number of common and common equivalent shares
    outstanding ..................................................................          23,561          21,785           16,710
Add: Assumed dilution arising from exercise of common equivalent
    shares (stock options) .......................................................           1,298           1,159              772
Add: Adjustment for common shares issued below the public offering price during the twelve months preceding the Company's initial
    public offering ..............................................................            --              --                 34
                                                                                          --------        --------         --------
Weighted average number of common and common equivalent shares used
    in earnings (loss) per share calculation .....................................          24,859          22,944           17,516
                                                                                          ========        ========         ========
Earnings (loss) per share:
    Income before extraordinary item .............................................        $   1.24        $   1.51         $   0.78
    Extraordinary item ...........................................................            --             (0.04)           (0.22)
                                                                                          --------        --------         --------
    Net income ...................................................................        $   1.24        $   1.47         $   0.56
                                                                                          ========        ========         ========
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